                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Angeles Participating Mortgage Trust
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               (Name of Registrant as Specified in Its Charter)


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                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

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4)   Proposed maximum aggregate value of transaction:

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount Previously Paid: $125.00

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2)   Form, Schedule or Registration Statement No.: 14A

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3)   Filing Party: Angeles Participating Mortgage Trust

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4)   Date Filed: March 22, 1996

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/1/ Set forth the amount on which the filing fee is calculated and state how it was determined:

                                                    (Bulletin No. 150, 4-09-93)

                                                            Supplement No. 1
                                                            September 16, 1996

                       SUPPLEMENT TO THE PROXY STATEMENT
                            DATED SEPTEMBER 5, 1996
                                      OF
                     ANGELES PARTICIPATING MORTGAGE TRUST

     This Supplement is being sent to the shareholders of Angeles Participating Mortgage Trust (the "Trust") to update the Trust's Proxy Statement dated September 5, 1996 (the "Proxy Statement") that was recently mailed to you in connection with the Trust's Annual Meeting of Shareholders to be held on September 26, 1996 (the "Annual Meeting").

     One of the proposals to be presented to the shareholders at the Annual Meeting is to consider and vote upon a proposal to approve the Class A Share Purchase Warrant and the Class B Share Purchase Warrant (collectively, the "Warrants"). In the Proxy Statement, the Trust reported to you that Chanin Capital Partners, Inc. (the "Financial Advisor") issued to the Trust a fairness opinion, dated March 13, 1996 (the "Original Fairness Opinion"), in which the Financial Advisor gave its opinion that the terms and provisions of the Warrants were fair to the current Class A and Class B shareholders of the Trust from a financial perspective. On September 11, 1996, the Financial Advisor issued to the Trust an updated fairness opinion (the "Updated Fairness Opinion"). While the Updated Fairness Opinion does not change the conclusion reached by the Financial Advisor as to the fairness of the terms and provisions of the Warrants, it reflects certain changes to the Original Fairness Opinion, as described below. The Financial Advisor updated the Original Fairness Opinion to take into consideration changes in certain variables used in analyzing the value of the Class A Share Purchase Warrant. In addition, on page 3 of the Original Fairness Opinion, there is a mathematical misprint in the calculation of the price per share which SAHI paid for the Class A Share Purchase Warrant. In the Original Fairness Opinion, the Financial Advisor stated that the implied price per share was $0.20. In fact, the implied price per share for the Class A Share Purchase Warrant was $0.02. As a result, the price paid by SAHI is within the valuation range, but not in excess of the Class A Share Purchase Warrant's underlying value. However, the Financial Advisor stated in the Original Fairness Opinion that the "range of values" of the Class A Share Purchase Warrant is less than $0.10 per share. Through further refinement and updated analysis, the actual range of values of the Class A Share Purchase Warrant, on a per share basis, is from $0.00 to $0.06 (still less than $0.10). Based on the revised analysis, the Financial Advisor thus reissued its opinion that the terms and provisions of the Warrants remain fair to the current Class A and Class B shareholders of the Trust from a financial perspective. Attached hereto is a copy of the Updated Fairness Opinion, marked to show the changes effected from the Original Fairness Opinion.

     In addition, the Trust has engaged a proxy solicitation firm, ChaseMellon Shareholder Services, Inc., to assist in the solicitation of proxies. The Trust estimates that it will pay ChaseMellon Shareholder Services, Inc. a fee (including reimbursement for out-of-pocket costs and expenses) of approximately $10,000 in connection with such services.

     Whether or not you expect to attend the Annual Meeting, to ensure your representation at the Annual Meeting, please mark, sign, date and return the proxy card previously sent to you as promptly as possible. Any shareholder who casts a vote by proxy may revoke it at any time by giving written notice to the Secretary of the Trust expressly revoking the proxy, by signing and forwarding to the Trust a later dated proxy, or by attending the annual meeting and personally voting the shares owned of record by such shareholder.


                                              By Order of the Board of Trustees

                                                    /s/ Ron Consiglio
                                                    Chief Executive Officer and
                                                    President

                 [LETTERHEAD OF CHANIN CAPITAL PARTNERS, INC.]



September 11, 1996
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Board of Trustees
Angeles Participating Mortgage Trust
340 North West Lake Blvd.
Suite 230
Westlake Village, CA 91362

Attn.: Mr. Ronald Consiglio, Chairman

You have asked us to consider a proposed Transaction (the "Transaction") between Angeles Participating Mortgage Trust ("APART" or the "Trust"), a California Business Trust, and SAHI Partners, a Delaware General Partnership, and its affiliates (collectively, "SAHI") as described below.

THE TRANSACTION
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It is our understanding that:

      1) SAHI has purchased from APART, in exchange for $100,000, a warrant (the "Class A Warrant") enabling SAHI to purchase up to 5,000,000 Class A Shares at a price of $1.00 per share and, in exchange for $1,000, a warrant (the "Class B Warrant") enabling SAHI to purchase up to 2,500,000 Class B Shares of the Trust at a price of $.01 per share;

      2) When full effect is given for the exercise of such Class A and Class B Warrants, SAHI's voting interest in the Trust would increase from its current level of 39.72% to a fully diluted interest of 79.64%;

      3) The Class A Warrant is exercisable at any time and from time to time for the period beginning after the Annual Meeting (assuming shareholder approval is obtained) and one hundred twenty (120) days subsequent to the Annual Meeting and that the Class B Warrant is exercisable only in conjunction with an exercise of

                 [LETTERHEAD OF CHANIN CAPITAL PARTNERS, INC.]




Board of Trustees
Angeles Participating Mortgage Trust
September 11, 1996
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Page 2



          the Class A Warrant, thereby creating an effective period of exercisability equal to that of the Class A Warrant;

     4) SAHI intends to appoint a majority of the post-Transaction Trustees of the Trust; and

     5) The Trust plans to change its investment policy from predominantly making mortgage loans to affiliated entities to primarily acquiring equity and participating debt positions in hotels and sub-performing and nonperforming hotel debt .

DUE DILIGENCE
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As you know, our firm served as the Financial Advisor to APART's Board of
Trustees during the period that certain of the Participating Mortgages held by APART on three (3) outlet malls owned by a subsidiary of Angeles Corporation were in default. During that engagement as Financial Advisor, we conducted due diligence and became familiar with the operations and valuations of many REITs operating in the same market segment as APART, as well as those operating in different segments.

As part of this assignment, we examined the recent stock price history of APART, as well as the stock price performance of other similar REITs. We analyzed the proposed strike price of the Class A Warrant vis a vis the underlying Class A Shares and the relativity which the strike price represents to the common stock book value per share as well as its trading price.

We utilized various methods of valuing warrants in attempting to determine the fairness of the Transaction, as well as analyzing the Transaction from a purely objective standpoint. In most methods of valuing warrants to purchase shares of a company's common stock, the predominant factor affecting value is the length of time in which the

                 [LETTERHEAD OF CHANIN CAPITAL PARTNERS, INC.]


Board of Trustees
Angeles Participating Mortgage Trust
September 11, 1996
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Page 3



holder of the warrant in question has to exercise the warrant. Therefore, a warrant with a five (5) year exercise period has much higher value than the same warrant with a (3) year exercise period. Because the time period for exercise of the Class A Warrant as described herein is short in comparison to most warrants, the values produced by these various analytical methods (including Black-Scholes) were negligible. Were that the trading price of the underlying Class A Shares substantially higher (i.e., if the Class A Shares were trading at a price in excess of $2.00 per share), the Class A Warrant itself might then have meaningful value. For these purposes, we used the following assumed variables for the Black-Scholes analysis:

     S=Stock Price Ranges:                $0.50 to $1.125

     X=Exercise Price:                    $1.00

     R=Risk Free Rate:                    5.416%

     VOL=Volatility:                      35%

     RANGE OF VALUES:                     $0.00 to $0.06 PER WARRANT

Based on the implied price to SAHI for the Class A Warrant of approximately $0.02 per share (i.e., warrants for 5,000,000 shares for $100,000 = $0.02 per share), it appears that SAHI's price for the Class A Warrant is in the range of the Class A Warrant's underlying Black-Scholes value.


Furthermore, the overly large dilutive effect of Class A Warrant upon the Class A Shares would tend to depress the already minimal value of the Class A Warrant, since part of the value of any warrant lies in the expected ability to exercise that warrant into a market which is higher than the strike price itself. In addition, the lack of

                 [LETTERHEAD OF CHANIN CAPITAL PARTNERS, INC.]


Board of Trustees
Angeles Participating Mortgage Trust
September 11, 1996
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Page 4

transferability of the Class A Warrant makes it inherently less valuable as there is no true liquidity in the security itself. As a result, the values resulting from the Black-Scholes analysis must be substantially discounted to take into consideration both the illiquidity of the underlying common stock and the inability for a holder of such warrants to sell or transfer such warrants.

We also conducted limited independent due diligence on the principals and activities of SAHI Partners, including holding limited discussions with members of senior SAHI management regarding their backgrounds, experience and qualifications.

In our due diligence, we relied upon certain documents and data which were made available to us by the management of APART and SAHI, as well as a number of documents generally available to the public. We did not independently verify the books and records of APART of SAHI, nor do we represent herein the financial condition of APART or SAHI now or at any time.

Reverse Takeovers

We also examined a number of so-called "reverse takeover" transactions in which an entity uses a merger transaction to merge into another entity - usually a publicly traded company with little or no assets or operations - in exchange for a substantial amount of the public company's equity. We utilized the Securities Data Corporation database of mergers and acquisition to examine reverse takeovers with value up to $20 mm and in which at least 70% of the common stock was exchanged for the merged company. It appears that in each case where data were available, the entity which was merging into the public company was bringing some kind of assets or operations into the publicly traded company. As a result, there was often an issue of valuation of the merged company in order to determine the proper percentage of share allocation to the merged company's shareholders. In the case of this Proposed Transaction (assuming the

[LETTERHEAD OF CHANIN CAPITAL Los Angeles . New York . Connecticut]


Board of Trustees
Angeles Participating Mortgage Trust
September 11, 1996
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Page 5


exercise of the Class A Warrant), what will be exchanged for the shares is United States currency (i.e., cash). As a result, we believe there is no question as to the value of the "assets" contributed by the merging entity as the value of cash is its stated par value.

CONCLUSION

As a result of our due diligence and our analysis of the specific Transaction as outlined herein, it is our opinion that the Transaction is fair to the current Class A and Class B shareholders of Angeles Participating Mortgage Trust from a financial perspective.

Sincerely,

CHANIN CAPITAL PARTNERS, INC.
/s/ CHANIN CAPITAL PARTNERS, INC.